Exhibit 99.1

FIRST US BANCSHARES, INC. ELECTS NEW DIRECTOR

BIRMINGHAM, AL (November 20, 2024) – First US Bancshares, Inc. (the “Company”) (Nasdaq: FUSB) announced today that the Company’s Board of Directors has elected Staci M. Pierce, J. D. and Tracy E. Thompson as directors of the Company and its subsidiary, First US Bank (the “Bank”), effective immediately. Ms. Pierce will serve on the Compensation Committee of the Board of Directors of the Company and the Directors’ Loan Committee of the Board of Directors of the Bank (the “Bank Board”). Mr. Thompson will serve on the Directors’ Loan Committee and the newly-created Tennessee New Business Committee of the Bank Board.

Ms. Pierce graduated Summa Cum Laude from Birmingham Southern College with a Bachelor of Science Degree in Computer Science and Minor in Math and holds a Master of Business Administration Degree from the University of Alabama. She received her Juris Doctor Degree from the Cumberland School of Law at Samford University in Birmingham and was admitted to the Bar in Alabama in 2010 and Missouri in 2011.

Ms. Pierce currently is the Chief Executive Officer of Action Enterprise Holdings, LLC, a transportation and environmental services company headquartered in Birmingham. She has over eight years of experience in executive and leadership roles in the transportation and environmental services industries and, prior to that, practiced law for 5 years.

Ms. Pierce is actively involved with and volunteers in a number of non-profit organizations, and she holds a number of honors and leadership awards.

Mr. Thompson graduated from Berea College in Kentucky with a Bachelor of Science Degree in Business Management.

Mr. Thompson is Chief Executive Officer and co-founder of Focus Health Group, which was founded in 2002 and is based in Knoxville, Tennessee. Focus Health Group is a health services company that provides low-cost generic pharmaceutical products.

Mr. Thompson served as Chairman of the Board and Chief Executive Officer of The Peoples Bank, which was organized in 1920 and acquired by First US Bank in 2018. In addition to his extensive business experience in providing medical supplies and operating a successful bank, Mr. Thompson holds real estate for development and investments and is a partner of Crescent at Ebenezer, a luxury apartment community in the heart of West Knoxville. Since 1998, Mr. Thompson has been an entrepreneur, founder/co-founder, and investor in several successful businesses.

Actively involved in his communities, Mr. Thompson currently serves on several boards of directors.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank. The Company’s stock is traded on the Nasdaq Capital Market under the symbol FUSB.

James F. House

205-582-1200